Exhibit 99.1
MARKETAXESS REPORTS RECORD FOURTH QUARTER REVENUE OF $34.0 MILLION,
PRE-TAX INCOME OF $11.0 MILLION AND ADJUSTED DILUTED EPS OF $0.17
Fourth Quarter Financial Highlights*
•	Adjusted net income of $6.7 million, or $0.17 per diluted share, up 247.9%, excluding a non-cash income tax charge of $1.3 million, or $0.03 per share

•	Net income of $5.4 million, or $0.14 per diluted share, up 180.8%

•	Record revenues of $34.0 million, up 55.6%

•	Total expenses of $22.9 million, up 21.8%

•	Record pre-tax income of $11.0 million, up 266.5%

*	All comparisons versus fourth quarter 2008.
Full Year 2009 Financial Highlights**
•	Adjusted net income of $17.4 million, or $0.46 per diluted share, up 120.3%, excluding a non-cash income tax charge of $1.3 million, or $0.04 per share

•	Net income of $16.1 million, or $0.42 per diluted share, up 103.8%

•	Record revenues of $114.4 million, up 22.9%

•	Total expenses of $84.4 million, up 5.2%

•	Record pre-tax income of $30.0 million, up 134.1%

**	All comparisons versus full year 2008.
NEW YORK, February 3, 2010 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the fourth quarter and full year ended December 31, 2009.
“Our record fourth quarter results reflect the continuing benefits of our drive over the past 18 months to expand our trading network to improve liquidity for credit market participants,” said Richard M. McVey, chairman and chief executive officer. “Greater electronic trading connectivity allowed us to take advantage of improved market conditions leading to record quarterly income before taxes, a doubling of volumes and a 140% increase in variable transaction fees from a year ago. ”
Fourth Quarter Results
Total revenues for the fourth quarter of 2009 increased 55.6% to a record $34.0 million, compared to $21.8 million for the fourth quarter of 2008. Pre-tax income was a record $11.0 million, compared to

$3.0 million for the fourth quarter of 2008, an increase of 266.5%. Pre-tax margin was 32.5%, compared to 13.8% for the fourth quarter of 2008. Adjusted net income totaled $6.7 million or $0.17 per share on a diluted basis, excluding a non-cash income tax charge of $1.3 million or $0.03 per share, compared to $1.9 million, or $0.05 per share on a diluted basis, for the fourth quarter of 2008. Net income totaled $5.4 million, or $0.14 per share on a diluted basis. The non-cash income tax charge resulted from an adjustment to our deferred tax asset to reflect an anticipated reduction in the rate at which we will pay state and local taxes in the future. We anticipate that the overall effective tax rate for 2010 will be between 39% and 41%.
Commission revenue for the fourth quarter of 2009 increased 69.3% to $28.6 million compared to $16.9 million for the fourth quarter of 2008. Variable transaction fees totaled $16.6 million on total trading volume of $92.0 billion, compared to variable transaction fees of $6.9 million on total trading volume of $43.2 billion for the fourth quarter of 2008. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 8.1%, compared to an estimated 5.2% for the fourth quarter of 2008 and 6.5% for the third quarter of 2009.
Technology products and services revenue, which includes revenue for technology licenses, support and professional services, increased 24.0% to $3.1 million, compared to $2.5 million for the fourth quarter of 2008. Other revenue, which consists of information and user access fees, investment income and other revenue, decreased 6.1% to $2.3 million, compared to $2.5 million for the fourth quarter of 2008.
Total expenses for the fourth quarter of 2009 increased 21.8% to $22.9 million, compared to $18.8 million for the fourth quarter of 2008. The increase was primarily due to higher employee compensation and benefits expense of $3.7 million as a result of increased incentive compensation that varies based on operating results and increased headcount. Employee headcount as of December 31, 2009 was 212, compared to 185 as of December 31, 2008.
Full Year 2009 Results
Total revenues for the year ended December 31, 2009 increased 22.9% to a record $114.4 million, compared to $93.1 million for 2008. Pre-tax income was a record $30.0 million, compared to $12.8 million for 2008, an increase of 134.1%. Pre-tax margin was 26.3%, compared to 13.8% for 2008. Adjusted net income totaled $17.4 million or $0.46 per share on a diluted basis, excluding the non-cash income tax charge in the fourth quarter of $1.3 million or $0.03 per share, compared to $7.9 million, or $0.22 per share on a diluted basis, for 2008. Net income totaled $16.1 million, or $0.42 per share on a diluted basis.
Commission revenue for the year ended December 31, 2009 increased 30.7% to $96.1 million, compared to $73.5 million for 2008. Variable transaction fees increased 81.6% to $52.8 million on total trading volume of $299.3 billion, compared to variable transaction fees of $29.1 million on total trading volume of $226.5 billion for 2008.
Technology products and services revenue totaled $9.8 million for the year ended December 31, 2009, compared to $8.6 million for 2008. Other revenue decreased 22.5% to $8.5 million, compared to $11.0 million for 2008, primarily due to a decline in investment income as a result of lower interest rates.
Total expenses for the year ended December 31, 2009 increased 5.2% to $84.4 million, compared to $80.3 million for 2008. The increase was primarily due to higher employee compensation and benefits expense of $6.5 million, offset by decreases in depreciation and amortization expenses of $1.1 million and professional and consulting fees of $1.3 million. Capital spending for the year ended

December 31, 2009 was $6.8 million and included $2.2 million in expenditures related to our new premises.
The effective tax rate for 2009 was 46.4%, compared to 38.5% for 2008. The 2009 provision for income taxes includes the fourth quarter adjustment of $1.3 million to our deferred tax asset balance and the effect of a greater portion of our earnings generated in higher tax rate jurisdictions.
Dividend
The Company’s board of directors declared a quarterly cash dividend of $0.07 per share of common stock outstanding or issuable upon conversion of outstanding shares of non-voting common stock and Series B preferred stock, to be paid on March 3, 2010 to stockholders of record as of the close of business on February 17, 2010.
Balance Sheet Data
As of December 31, 2009, total assets were $277.3 million and included $174.3 million in cash, cash equivalents and securities, and a deferred tax asset of $24.0 million. Total stockholders’ equity, including the Series B preferred stock, as of December 31, 2009 was $246.8 million.
Guidance for 2010
The Company expects total expenses for 2010 to be in the range of $90.0 million to $94.0 million.
The Company expects its full year 2010 capital spending, which includes approximately $3.0 million in expenditures relating to our new premises, to be in the range of $7.0 million to $9.0 million.
We anticipate that the overall effective tax rate for 2010 will be between 39% and 41%.
Non-GAAP Financial Measure
Adjusted net income is a non-GAAP financial measure. The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure, is important in gaining an understanding of the Company’s ongoing business and to provide for comparative results from period to period.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 866-730-5763 (U.S.) or 857-350-1587 (international). The passcode for all callers is 23777451. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. A replay of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 76043767. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments.

MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Approximately 730 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 67 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.
MarketAxess maintains its headquarters in New York and has offices in London, Chicago and Salt Lake City. For more information, please visit www.marketaxess.com.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
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Media and Investor Relations Contacts:
James Rucker	William McBride
MarketAxess Holdings Inc.	Gavin Anderson & Co.
+1-212-813-6383	+1-212-515-1970

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
		(In thousands, except per share data)
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenues
Commissions
U.S. high-grade	$18,928	$10,814	$62,557	$46,547
Eurobond	5,988	4,010	20,339	18,146
Other	3,651	2,052	13,236	8,835

Total commissions	28,567	16,876	96,132	73,528
Technology products and services	3,058	2,466	9,778	8,555
Information and user access fees	1,574	1,540	6,252	6,025
Investment income	342	763	1,222	3,478
Other	418	183	1,055	1,499

Total revenues	33,959	21,828	114,439	93,085

Expenses
Employee compensation and benefits	13,788	10,043	50,274	43,810
Depreciation and amortization	1,666	1,789	6,790	7,879
Technology and communications	2,045	2,151	8,436	8,311
Professional and consulting fees	1,732	1,675	6,869	8,171
Occupancy	1,054	725	3,129	2,891
Marketing and advertising	878	955	2,882	3,032
General and administrative	1,757	1,478	6,010	6,157

Total expenses	22,920	18,816	84,390	80,251

Income before taxes	11,039	3,012	30,049	12,834
Provision for income taxes	5,603	1,076	13,947	4,935

Net income	$5,436	$1,936	$16,102	$7,899

Per Share Data:
Earnings per share:
Basic	$0.15	$0.05	$0.44	$0.23
Diluted	$0.14	$0.05	$0.42	$0.22

Weighted-average common shares:
Basic	33,328	33,027	33,264	32,831
Diluted	38,760	37,373	38,082	35,737

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	December 31, 2009	December 31, 2008
	(In thousands)
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$103,341	$107,323
Securities available-for-sale	70,997	35,227
Deferred tax assets, net	23,980	35,666
All other assets	78,968	68,212

Total assets	$277,286	$246,428

Liabilities and Stockholders’ Equity

Total liabilities	$30,469	$21,620
Series B Preferred Stock	30,315	30,315
Total stockholders’ equity	216,502	194,493

Total liabilities and stockholders’ equity	$277,286	$246,428

MarketAxess Holdings Inc.
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Three Months Ended
	December 31, 2009			December 31, 2008
	Non-GAAP	Adjustment	GAAP	Non-GAAP	Adjustment	GAAP
	(In thousands, except per share data)
Income before taxes	$11,039	$—	$11,039	$3,012	$—	$3,012
Provision for income taxes	4,304	1,299	5,603	1,076	—	1,076

Net income	$6,735	$(1,299)	$5,436	$1,936	$—	$1,936

Per Share Data:
Earnings per share:
Basic	$0.18	$(0.04)	$0.15	$0.05	$—	$0.05
Diluted	$0.17	$(0.03)	$0.14	$0.05	$—	$0.05

	Year Ended			Year Ended
	December 31, 2009			December 31, 2008
	Non-GAAP	Adjustment	GAAP	Non-GAAP	Adjustment	GAAP
	(In thousands, except per share data)
Income before taxes	$30,049	$—	$30,049	$12,834	$—	$12,834
Provision for income taxes	12,648	1,299	13,947	4,935	—	4,935

Net income	$17,401	$(1,299)	$16,102	$7,899	$—	$7,899

Per Share Data:
Earnings per share:
Basic	$0.47	$(0.04)	$0.44	$0.23	$—	$0.23
Diluted	$0.46	$(0.03)	$0.42	$0.22	$—	$0.22

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In millions)
U.S. high-grade — multi dealer [1]
fixed-rate	$52,753	$24,618	$170,519	$122,161
floating-rate	2,627	1,020	6,629	6,206
U.S. high-grade — single dealer[2]	—	—	—	6,269
Eurobond	17,937	7,156	56,778	35,788
Other[1]	18,684	10,386	65,360	56,047

Total	$92,001	$43,180	$299,286	$226,471

	Average Daily Volume
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(In millions)
U.S. high-grade[1]	$893	$414	$709	$536
Eurobond	280	112	224	141
Other[1]	301	168	261	223

Total	$1,474	$694	$1,194	$900

Number of U.S. Trading Days [3]	62	62	250	251
Number of U.K. Trading Days [4]	64	64	253	254

1	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.

2	Effective September 1, 2008, the Company no longer separately reports U.S. High-Grade single-dealer inquiries.

3	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

4	The number of U.K. trading days is based on the U.K. Bank holiday schedule.